Exhibit 10.1
Joseph Stevens agreement

Proposed Term Sheet (Strictly Confidential)
Issuer: Emergency Filtration Products  (OTC BB: EMFP)

Amount of Placement: A minimum of $300,000 and a maximum of $600,000.

Securities: Authorized but unregistered common stock priced at $.18 per share plus one three year, non callable warrant for every dollar invested exercisable at $0.25. The warrant will be registered with the above issued common stock.

Closing Date: On or about March 1, 2003.

Registration: Promptly, but no later than thirty (30) days from the closing date, the Issuer shall file a registration statement with the United States Securities & Exchange Commission ("SEC") and use its best efforts to ensure that such registration statement is declared effective within 90 days from the
filing date.   In the event the registration statement is not declared
effective within 90 days, the Issuer's registration obligation is deemed in default. As a result, the Issuer shall pay to the Investor(s) a cash amount, within 3 business days for every 30 day period starting from the 91st day from closing until such default is cured, equal to 2% of the outstanding principal amount of investment per month, as liquidated damages, and not as penalty.
The Issuer shall keep the registration statement "evergreen" for at least 2 years from the anniversary date from the closing.

Placement Fees: Issuer agrees to pay placement agent a placement fee of 10% plus a non accountable charge of 3% of the gross proceeds raised payable in cash directly from escrow. Furthermore, for every dollar of the gross proceeds raised Joseph Stevens & Co. will receive one 3 year non callable warrant exercisable at $0.25.

No Undercut: Within 180 days from the date that the investor(s) may legally sell the stock in the open market, if Issuer issues additional common stock or convertible instrument with the potential for the common stock priced below the average closing price of this placement, additional shares to make up the difference shall be automatically issued to investor(s) at no further cost to investor(s).

Look Back Clause: Upon the completion of the registration, the average of the bid and ask prices for the prior 3 days of trading must be at or above $.18. If the average is below that price, additional shares to make up the difference shall be automatically issued to investor(s) at no further cost to investor(s). Starting 120 days from the date of effective registration, if any average ten trading days' closing bid is below $0.18, then Issuer agrees to issue additional common stock at Market Price (defined as the average of ten trading days' closing bid price prior to the date of written request from investor) to make up the difference between the investor's total net exit price and 120% of the original investment. (Open book with respect to all transaction records of Issuer's common stock is permitted for inspection by Issuer or its representative). In lieu of issuing such additional stock, Issuer has the option to redeem said financial damage, i.e. 120% of original investment - total net sales proceeds, in cash.

Date: January 31, 2003                        Date: January 29, 2003
Signed: \s\Douglas K. Beplate                 Signed: \s\Joseph Sabora
President, Emergency Filtration Products      CEO, Joseph Stevens & Co.